Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations 423.294.8996

Linnea R. Olsen Director, Investor Relations 207.575.4452

Jim Sabourin Vice President, Corporate Communications 423.294.6043

May 6, 2004

UnumProvident Corporation Announces

Private Placement Agreement

UnumProvident Corporation (NYSE: UNM) confirmed that it has entered into definitive subscription agreements for the private placement of $300 million of adjustable conversion-rate equity security units to institutional investors in a private placement, as discussed in the May 5th earnings release. The private placement is scheduled to be completed on May 11, 2004, subject to satisfaction of customary closing conditions. The units have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an acceptable exemption from registration. The Company also confirmed that it has entered into reinsurance agreements with National Indemnity Company, a subsidiary of Berkshire Hathaway, as described in the May 5th earnings release.

UnumProvident is the largest provider of group and individual disability income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $5.7 billion in total benefits to customers in 2003. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs more than 13,000 people worldwide. For more information, visit www.unumprovident.com.

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2003. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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